THE WENDY’S COMPANY
LONG TERM PERFORMANCE UNIT AWARD AGREEMENT (the “Agreement”)
The Wendy’s Company (the “Company”), pursuant to the provisions of the Wendy’s/Arby’s Group, Inc. 2010 Omnibus Award Plan (the “Plan”), hereby irrevocably grants an Award (the “Award”) of Performance Units (the “Units”), on __________, 20__ (the “Award Date”) as specified below:

Participant:	______________________
Performance Period:	December 29, 2014 to December 31, 2017
Target Adjusted EPS Units:	____________ (the “Adjusted EPS Units”)
Target TSR Units:	____________ (the “TSR Units”)
Each Unit represents the right to receive one share of Common Stock provided that the applicable performance goal as described in this Agreement is achieved. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them under the Plan.
1.Adjusted EPS.
(a)    Earning of Award. The extent to which the Participant will earn the Adjusted EPS Units is based on the Company’s cumulative adjusted EPS for the Performance Period compared to the cumulative adjusted EPS Target established by the Committee for the Performance Period as shown in the chart below (with the Threshold, Above Threshold, Target, Above Target and Maximum cumulative adjusted EPS amounts to be set forth on a separate exhibit which will be provided to the Participant).

Company Cumulative Adjusted EPS	Percentage of Adjusted EPS Units Earned
Maximum	200.0%
Above Target	150.0%
Target	100.0%
Above Threshold	75.0%
Threshold	37.5%
Below Threshold	0.0%

Linear interpolation shall be used to determine the percentage of Adjusted EPS Units earned in the event the Company’s cumulative adjusted EPS falls between the (i) Threshold and Above Threshold, (ii) Above Threshold and Target, (iii) Target and Above Target or (iv) Above Target and Maximum performance levels shown in the chart above. The Company’s cumulative adjusted EPS will be determined as set forth in Section 1(b) below.
(b)    Calculation of Adjusted EPS. The Company’s cumulative adjusted EPS means the sum of the Company’s Adjusted EPS (as defined below) for the Performance Period.

“Adjusted EPS” means the diluted net income (loss) per share (after taxes) attributable to The Wendy’s Company as reported on the Company’s Consolidated Statements of Operations, as adjusted (i) within the Reconciliation of Adjusted Income and Adjusted Earnings Per Share from Continuing Operations to Net Income and Diluted Earnings Per Share Attributable to The Wendy’s Company (or similarly titled non-GAAP reconciliation table) as presented in the Company’s fiscal 2015, 2016 and 2017 earnings releases and (ii) to exclude the after-tax impact of any other extraordinary, unusual or nonrecurring events as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.  Each adjustment made pursuant to the preceding sentence shall be calculated by reference to the applicable line item on the Company’s Consolidated Statements of Operations or the applicable account or journal entry on the Company’s general ledger.
2.    Relative TSR Performance.
(a)    Earning of Award. The extent to which the Participant will earn the TSR Units is based on the Company TSR Percentile Ranking for the Performance Period based on the following chart:

Company TSR Percentile Ranking	Percentage of TSR Units Earned
≥ 90th	200.0% (Maximum)
75th	150.0% (Above Target)
50th	100.0% (Target)
37.5th	75.0% (Above Threshold)
25th	37.5% (Threshold)
<25th	0.0% (Below Threshold)

Linear interpolation shall be used to determine the percentage of TSR Units earned in the event the Company TSR Percentile Ranking falls between the (i) 25th and 37.5th percentiles, (ii) the 37.5th and 50th percentiles, (iii) the 50th and 75th percentiles or (iv) the 75th and 90th percentiles listed in the above chart. The Company TSR Percentile Ranking will be determined as set forth in Section 2(c) below.

(b)    Calculation of TSR.

“TSR” =      Change in Stock Price + Dividends Paid
     Beginning Stock Price

(i)	Beginning Stock Price shall mean the average of the Closing Prices for each of the twenty (20) trading days immediately prior to the first trading day of the Performance Period;

(ii)	Ending Stock Price shall mean the average of the Closing Prices for each of the last twenty (20) trading days of the Performance Period;

(iii)	Change in Stock Price shall equal the Ending Stock Price minus the Beginning Stock Price;

(iv)	Dividends Paid shall mean the total of all dividends paid on one (1) share of Common Stock during the Performance Period, provided that dividends shall be treated as though they are reinvested;

(v)	Closing Price shall mean the last reported sale price on the applicable stock exchange or market of one (1) share of Common Stock for a particular trading day; and

(vi)	In all events, TSR shall be adjusted to give effect to any stock dividends, stock splits, reverse stock splits and similar transactions.

(c)    Calculation of Company TSR Percentile Ranking. The Company shall determine (A) the Company’s TSR for the Performance Period and (B) the TSR for the Performance Period of each company that was included in the S&P MidCap 400 Index as of the last day of the Performance Period. The Company TSR Percentile Ranking shall mean the percentage of TSRs of the companies included the S&P MidCap 400 Index as of the last day of the Performance Period that are lower than the Company’s TSR.
3.    Form and Timing of Payments Under Award.
(a)    Following the end of the Performance Period, the Committee shall determine whether and the extent to which the Company’s cumulative adjusted EPS and the Company TSR Percentile Ranking (the “Performance Goals”) have been achieved for the Performance Period and shall determine the number of shares of Common Stock, if any, issuable to the Participant with respect to the level of achievement of the Performance Goals; provided that with respect to any Award to a “covered employee” within the meaning of Section 162(m) of the Code, the Committee shall have certified the achievement of the Performance Goals.  The Committee’s determination with respect to the achievement of the Performance Goals shall be based on the Company’s financial statements, subject to any adjustments made by the Committee in accordance with this Section 3.
(b)    Notwithstanding satisfaction, achievement or completion of the Performance Goals (or any adjustments thereto as provided below), the number of shares of Common Stock issuable hereunder may be reduced or eliminated by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. The Committee shall have the right to adjust or modify the calculation of the Performance Goals as permitted under the Plan.
(c)     To the extent the Committee has determined that this Award is a Performance Compensation Award and is intended to comply with the performance-based exception to Section 162(m) of the Code, and the Participant is a “covered employee” within the meaning of Section 162(m) of the Code, all actions taken hereunder (including without limitation any adjustments of the Performance Goals) shall be made in a manner intended to comply with Section 162(m) of the Code, subject to Section 11(a) of the Plan.
(d)    The Units earned pursuant to this Award shall be paid out to the Participant in shares of Common Stock as soon as reasonably practicable following the Committee’s determination, but in no event later than __________, 20__. For the avoidance of doubt, fractional shares of Common Stock shall be rounded down to the nearest whole number without any payment therefor.
4.    Termination of Employment or Service.
(a)    If the Participant ceases employment or service to the Company and its Subsidiaries for any reason prior to the end of the Performance Period, the Units shall be immediately canceled and the Participant shall thereupon cease to have any right or entitlement to receive any shares of Common Stock under the Award.
(b)    Notwithstanding Sections 3(d) and 4(a) above, in the event (A) the Participant’s employment or service to the Company and its Subsidiaries is terminated by the Company or its Subsidiaries other than for Cause (and other than due to death or Disability), or by the Participant for Good Reason, in each case within 12 months following a Change in Control, or (B) the Participant’s employment or service to the Company and its Subsidiaries is terminated by the Company or its Subsidiaries due to death or Disability, outstanding Units granted to the Participant shall become vested and the restrictions thereon shall immediately lapse as of the date of such termination of employment or service; provided, that the portion of any such Units that shall become fully vested and free from such restrictions shall be based on (x) actual performance through the date of termination as determined by the Committee, or (y) if the Committee determines that measurement of actual performance cannot be reasonably assessed, the assumed achievement of Target performance as determined by the Committee, in each case prorated based on the time elapsed from the Award Date to the date of termination of employment or service. The Units earned in accordance with the foregoing shall be paid out to the Participant in shares of Common Stock as soon as practicable following the Committee’s determination, but in no event later than 74 days following the last day of the calendar year in which the termination of employment occurred.
(c)    In addition, notwithstanding Section 4(a) above, in the event the Participant’s employment or service to the Company and its Subsidiaries is terminated by the Company or its Subsidiaries prior to the end of the Performance Period other than for Cause (and other than due to death or Disability, or by the Company other than for Cause or by the Participant for Good Reason within 12 months following a Change in Control, as described in Section 4(b) above), the Units shall become vested and the restrictions thereon shall immediately lapse as of the date of such termination of employment or service; provided, that the portion of any such Units that shall become fully vested and free from such restrictions shall be based on actual performance through the end of the Performance Period as determined by the Committee in accordance with Section 3 above, prorated based on the time elapsed from the Award Date to the date of termination of employment or service. The Units earned in accordance with the foregoing shall be paid out to the Participant in shares of Common Stock as soon as practicable following the Committee’s determination, subject to and in accordance with Section 3 above.
5.    Dividend Equivalent Rights. Each Unit shall also have a dividend equivalent right (a “Dividend Equivalent Right”). Each Dividend Equivalent Right represents the right to receive all of the ordinary cash dividends that are or would be payable with respect to the Units. With respect to each Dividend Equivalent Right, any such cash dividends shall be converted into additional Units based on the Fair Market Value of a share of Common Stock on the date such dividend is paid.

Such additional Units shall be subject to the same terms and conditions applicable to the Unit to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer, forfeiture, vesting and payment provisions contained in this Agreement. In the event that a Unit is forfeited as provided in Sections 3 and 4 above, then the related Dividend Equivalent Right shall also be forfeited.
6.    Withholding Taxes. The Participant shall be required to pay to the Company, and the Company shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable under the Units or from any compensation or other amounts owing to the Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes in respect of the Units, and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes. In addition, the Committee may, in its sole discretion, permit the Participant to satisfy, in whole or in part, the foregoing withholding liability (but no more than the minimum required statutory withholding liability) by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the settlement of the Units a number of shares with a Fair Market Value equal to such withholding liability. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
7.    Securities Laws. The Participant agrees that the obligation of the Company to issue shares of Common Stock upon the achievement of the Performance Goal shall also be subject, as conditions precedent, to compliance with applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state securities or corporation laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon which the Company’s securities shall be listed.
8.    Units Subject to Plan. The Units have been granted subject to the terms and conditions of the Plan, a copy of which has been provided to the Participant and which the Participant acknowledges having received and reviewed. Any conflict between this Agreement and the Plan shall be decided in favor of the provisions of the Plan. Any conflict between this Agreement and the terms of a written employment agreement for the Participant that has been approved, ratified or confirmed by the Board of Directors of the Company or the Committee shall be decided in favor of the provisions of such employment agreement. This Agreement may not be amended, altered, suspended, discontinued, cancelled or terminated in any manner that would materially and adversely affect the rights of the Participant except by a written agreement executed by the Participant and the Company.
9.    Clawback. Notwithstanding anything to the contrary contained herein, in the event of a material restatement of the Company’s issued financial statements, the Committee shall review the facts and circumstances underlying the restatement (including, without limitation any potential wrongdoing by the Participant and whether the restatement was the result of negligence or intentional or gross misconduct) and may in its sole discretion direct the Company to recover all or a portion of the Units or any gain realized on the settlement of the Units or the subsequent sale of Common Stock acquired upon settlement of the Units with respect to any fiscal year in which the Company’s financial results are negatively impacted by such restatement. If the Committee directs the Company to recover any such amount from the Participant, then the Participant agrees to and shall be required to repay any such amount to the Company within 30 days after the Company demands repayment. In addition, if the Company is required by law to include an additional “clawback” or “forfeiture” provision to outstanding awards, then such clawback or forfeiture provision shall also apply to this Award as if it had been included on the date of grant and the Company shall promptly notify the Participant of such additional provision. In addition, if a court determines that a Participant has engaged or is engaged in Detrimental Activities after the Participant’s employment or service with the Company or its Subsidiaries has ceased, then the Participant, within 30 days after written demand by the Company, shall return the Units or any gain realized on the settlement of the Units or the subsequent sale of Common Stock acquired upon settlement of the Units.
10.    Electronic Delivery. By accepting the Units evidenced by this Agreement, the Participant hereby consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by Securities and Exchange Commission rules. This consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant.
11.    Notices. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to The Wendy’s Company, One Dave Thomas Blvd., Dublin, Ohio 43017; Attn: Corporate Secretary, or any other address designated by the Company in a written notice to the Participant. Notices to the Participant will be directed to the address of the Participant then currently on file with the Company, or at any other address given by the Participant in a written notice to the Company.
12.    No Contract of Employment. This grant does not constitute an employment contract. Nothing herein shall confer upon the Participant the right to continue to serve as a director or officer to, or to continue as an employee or service provider of, the Company or its Subsidiaries during all or any portion of the Performance Period.
13.    Section 409A. If any provision of this Agreement could cause the application of an accelerated or additional tax under Section 409A of the Code upon the vesting or settlement of the Units (or any portion thereof), such provision shall be restructured, to the minimum extent possible, in a manner determined by the Company (and reasonably acceptable to the Participant) that does not cause such an accelerated or additional tax. It is intended that this Agreement shall not be subject to Section 409A of the Code by reason of the short-term deferral rule under Treas. Reg. section 1.409A-1(b)(4), and this Agreement shall be interpreted accordingly.
14.    Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

15.    Validity of Agreement. This Agreement shall be valid, binding and effective upon the Company on the Award Date. However, the Units evidenced by this Agreement shall be forfeited by the Participant and this Agreement shall have no force and effect if it is duly rejected. The Participant may reject this Agreement and forfeit the Units by notifying the Company or its designee in the manner prescribed by the Company and communicated to the Participant; provided that such rejection must be received by the Company or its designee no later than the earlier of (i) __________, 20__ and (ii) the date the Units first vest pursuant to the terms hereof.  If this Agreement is rejected on or prior to such date, the Units evidenced by this Agreement shall be forfeited, and neither the Participant nor the Participant’s heirs, executors, administrators and successors shall have any rights with respect thereto.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by an officer duly authorized thereto as of the _____ day of __________, 20__.

THE WENDY’S COMPANY

By:	Name: Title:

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